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                                                                    EXHIBIT 10.2

                             STOCK OPTION AGREEMENT

         AGREEMENT, made as of the 3rd day of January, 2005 by and between Sentigen Holding Corp., a Delaware corporation ("Company") with its principal offices located at 580 Marshall Street, Phillipsburg, New Jersey 08865, and Ronald C. Newbold ("Employee") residing at 20 Hillcrest Road, Martinsville, New Jersey, 08836.

         WHEREAS, the Company and Employee have entered into an Employment Agreement dated as of the 3rd day of January, 2005 ("Employment Agreement"), pursuant to which Employee is entitled to the grant of an option ("Option") to purchase an aggregate of 50,000 shares of common stock of the Company, $.01 par value ("Common Stock"), pursuant to the terms and conditions of the Company's 2000 Performance Equity Plan, as amended (the "Plan") (terms used herein and not otherwise defined shall have the meanings set forth in the Plan);

         WHEREAS, in consideration of the execution of the Employment Agreement and Employee's anticipated future performance, the Committee has authorized the grant to Employee of the Option, conditioned upon Employee's acceptance thereof upon the terms and conditions set forth in this Agreement; and

         WHEREAS, Employee desires to acquire the Option on the terms and conditions set forth in this Agreement and subject to the provisions of the Plan.

NOW, THEREFORE, IT IS AGREED:

1. Grant of Stock Option. The Company hereby grants to Employee an option ("Option") to purchase all or any part of an aggregate of 50,000 shares of the Common Stock ("Option Shares") on the terms and conditions set forth herein and subject to the provisions of the Plan.

2. Incentive Stock Option. The Option represented hereby is intended to be an option that qualifies as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

3. Exercise Price. The exercise price ("Exercise Price") of the Option is $7.00 per share, subject to adjustment as hereinafter provided.

4. Option Term. Unless sooner terminated, the Option will expire if and to the extent it is not exercised within ten years from the date hereof.

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5. Exercisability. Except as specifically provided herein, the Option shall become exercisable in accordance with the following schedule, based upon the number of full years of Employee's continuous employment (and subject to Employee remaining in such continuous employment) with the Company or its Subsidiaries (the "Company Group") following the date hereof:

Full Years of Continuous Employment Incremental Percentage of Option Exercisable Cumulative Percentage of Option Exercisable

1        25%      25%
2        25%      50%
3        25%      75%
4        25%      100%

         Notwithstanding the foregoing, subject to Employee's execution and delivery of a release in a form reasonably acceptable to the Company in accordance with Section 11(d) of the Employment Agreement, if Employee's employment with the Company Group is terminated by the Company without "cause" pursuant to Section 11(d) of the Employment Agreement or by Employee "for good reason" pursuant to Section 11(e) of the Employment Agreement, the Option shall immediately become exercisable with respect to all shares that would have otherwise become exercisable pursuant to the foregoing schedule during the twelve (12) month period following the date of termination.

6. Effect of Termination of Employment.

6.1 Termination by reason of Death. If Employee's employment with the Company Group terminates by reason of death, then (i) the portion of the Option, if any, that is exercisable as of the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of Employee under the will of Employee, for a period of twelve (12) months from the date of such death or until the expiration of the term of the Option, whichever period is shorter, and
(ii) the portion of the Option, if any, that is not exercisable on the date of death shall immediately terminate.

6.2 Termination Due to Employee Becoming Totally Disabled. If Employee's employment with the Company Group terminates by reason of Employee becoming "totally disabled" (as defined in the Employment Agreement), then (i) the portion of the Option, if any, that is exercisable as of the date of termination of employment may thereafter be exercised by Employee or legal representative for a period of twelve (12) months from the date of such termination or until the expiration of the term of the Option, whichever period is shorter, and (ii) the portion of the Option, if any, that is not exercisable on the date of termination of employment shall immediately terminate.

6.3 Termination by the Company Without Cause or Due to Normal Retirement. If Employee's employment with the Company Group is terminated by the Company without "cause" (as defined in the Employment Agreement), other than by reason of a "change of control" (as defined in Section 10 of the Plan), or due to Normal Retirement, then (i) the portion of the Option that is exercisable as of the date of termination of employment may thereafter be exercised for a period of sixty (60) days from the date of such termination or until the expiration of the term of the Option, whichever is shorter, and (ii) the portion of the Option, if any, that is not exercisable on the date of termination of employment shall immediately terminate.
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6.4 Other Termination. If Employee's employment with the Company Group is terminated for any reason other than (i) death, (ii) Employee becoming "totally disabled" (as defined in the Employment Agreement), (iii) Normal Retirement, or
(iv) by the Company without "cause" (as defined in the Employment Agreement), whether or not by reason of a "change of control" (as defined in the Employment Agreement), the Option shall immediately terminate on the date of termination of employment.

7. Withholding Tax. Not later than the date as of which an amount first becomes includible in the gross income of Employee for federal income or employment tax purposes with respect to the Option, Employee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount ("Withholding Tax"). The obligations of the Company under the Plan and pursuant to this Agreement shall be conditional upon such payment or arrangements with the Company and the Company shall, to the extent permitted by law, have the right to deduct any Withholding Taxes from any payment of any kind otherwise due to Employee from the Company.

8. Adjustments. In the event of any change in the shares of Common Stock of the Company as a whole occurring as the result of a stock split, reverse stock split, stock dividend payable on shares of Common Stock, combination or exchange of shares, or other extraordinary or unusual event occurring after the grant of the Option, the Committee shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of the Option or the aggregate number of shares reserved for issuance under the Plan. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.

9. Method of Exercise.

9.1 Notice to the Company. The Option shall be exercised in whole or in part by delivery of written notice of exercise to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of Option Shares specified in the notice and of the Withholding Tax, if any.

9.2 Delivery of Option Shares. The Company shall deliver a certificate for the Option Shares to Employee as soon as practicable after payment therefor.

9.3 Payment of Purchase Price.
(a) Cash Payment. Employee shall make cash payments by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; the Company shall not be required to deliver certificates for Option Shares until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof.
(b) Cashless Payment. Provided that prior approval of the Committee has been obtained, Employee may use Common Stock owned by him to pay the purchase price for the Option Shares by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Shares of Common Stock used for this purpose shall be valued at the Fair Market Value.
(c) Payment of Withholding Tax. Any required Withholding Tax may be paid in cash or with Common Stock in accordance with Sections 9.3(a) and 9.3(b).
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10. Transfer. The Option shall not be transferable by Employee other than by will or by the laws of descent and distribution, and the Option shall be exercisable, during Employee's lifetime, only by Employee (or in the event of legal incapacity or incompetency, Employee's guardian or legal representative).

11. Employee Representations. Employee hereby represents and warrants to the Company that:
(i) Employee is acquiring the Option and shall acquire the Option Shares for his own account and not with a view towards the distribution thereof;
(ii) Employee has received a copy of the Plan as in effect as of the date of this Agreement;
(iii) Employee understands that Employee must bear the economic risk of the investment in the Option Shares, which cannot be sold by him unless they are registered under the Securities Act of 1933, as amended ("1933 Act"), or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act;
(iv) In his position with the Company, Employee has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder;
(v) Employee is aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein;
(vi) Employee is aware of and understands that Employee is subject to the Company's Insider Trading Policy and has received a copy of such policy as of the date of this Agreement; and
(vii) Employee acknowledges that Employee has been informed of the applicable provisions of Rule 144 promulgated under the 1933 Act, including, without limitation, its requirements that (1) shares must have been owned for the applicable holding period thereunder before sales may occur; (2) the Company must be at the time of sale, and for a specified period prior to the sale, a reporting company under the Exchange Act of 1934 and current in its filings thereunder; (3) sale must occur in a customary sale through a broker; (4) the number of shares which may be sold within any three month period must not exceed the volume limitations contained in Rule 144; and (5) prior notice of an intended sale must be fully filed with the Securities and Exchange Commission in the manner prescribed by law. Employee realizes that, in the event Rule 144 is not available, registration under the 1933 Act or an exemption therefrom will be required for any sale and the Company is not obligated to register any shares or to assist in obtaining an exemption from such registration if such exemption is otherwise available. Accordingly, Employee understands that, if the terms and conditions of Rule 144 are not fully met, sale of the shares acquired hereby may not be readily possible.

12. Restriction on Transfer of Option Shares. Anything in this Agreement to the contrary notwithstanding, Employee hereby agrees that Employee shall not sell, transfer by any means or otherwise dispose of the Option Shares acquired by him without registration under the 1933 Act, or in the event that they are not so registered, unless (i) an exemption from the 1933 Act registration requirements is available thereunder, and (ii) Employee has furnished the Company with notice of such proposed transfer and the Company's legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt.
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13. Miscellaneous.

13.1 Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier to the parties at their respective addresses set forth herein, or to such other address as either party shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

13.2 Conflicts with the Plan. This Agreement and the Option shall, in all respects, be subject to the terms and conditions of the Plan, whether or not stated herein. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling.

13.3 Employee and Stockholder Rights. Employee shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued after the due exercise of the Option. Nothing contained in this Agreement shall be deemed to confer upon Employee any right to continued employment with the Company or any subsidiary thereof, nor shall it interfere in any way with the right of the Company or any subsidiary thereof to terminate the employment of Employee.

13.4 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

13.5 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, other than as provided in the Plan, except by writing executed by Employee and the Company.

13.6 Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, permitted assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and, as provided above, their respective heirs, successors, permitted assigns and representatives any rights, remedies, obligations or liabilities.

13.7 Governing Law. Except as otherwise provided in the Plan, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to choice of law provisions).

13.8 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement is made and entered into as of the date first above written.


SENTIGEN HOLDING CORP.
/s/  Fredrick B. Rolff                                    /s/  Ronald C. Newbold
Chief Financial Officer